EXHIBIT 3.2

ARTICLES OF AMENDMENT

OF

AVENUE A, INC.

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1. The name of the corporation is Avenue A, Inc.

2. Article 1 of the Articles of Incorporation of the corporation is amended to read as follows:

“The name of this corporation is aQuantive, Inc.”

3. The date the amendment was adopted is January 29, 2003.

4. The amendment was adopted by the Board of Directors of the corporation. Shareholder action was not required pursuant to the provisions of RCW 23B.10.020(5).

Dated: January 29, 2003

AVENUE A, INC.

By:	/s/ Jeffrey J. Miller
Jeffrey J. Miller, Senior Vice President,
Legal and Privacy Affairs and
Corporate Secretary